Exhibit 10.6

185 Berry Street
Suite 400
San Francisco, CA 94107

May 15, 2023

Erin Brewer
via email
Re: EMPLOYMENT AGREEMENT
Dear Erin:
On behalf of Lyft, Inc., a Delaware corporation (“Lyft” or the “Company”), I am very pleased to offer you the position of Chief Financial Officer (“CFO”) of the Company. The Company’s Board of Directors (the “Board”) and I believe that you will be an excellent CFO and contribute to the Company’s success. We very much hope that you will accept this role. Your employment with the Company will be governed by the terms and conditions of this letter agreement, including the attachments hereto (collectively, this “Agreement”):
1.Duties and Scope of Employment.
(a)Position. As CFO, you will have such duties, responsibilities and authority as is customary for persons situated in similar executive capacities and as may from time to time reasonably be assigned to you by the Company’s Chief Executive Officer (“CEO”) or the Board. Your principal work location will be the Company’s headquarters office in San Francisco, California, subject to required business travel.
(b)Obligations to the Company. During the term of your employment with the Company (your “Employment”), you will devote your full business efforts and time to the Company. Except as provided in the following sentence, during your Employment, you agree that you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during your Employment, nor will you engage in any other activities that conflict with your obligations to the Company. Notwithstanding the preceding, you may manage personal investments, participate in civic, charitable, and academic activities (if in a limited, non-leadership capacity unless a larger role is approved by the Board), and, subject to prior approval by the Board, serve on one board of directors (and any committees thereof) of another company, provided in all cases that such activities do not at the time the activity or activities commence or thereafter (a) create an actual or potential business or fiduciary conflict of interest or (b)

individually or in the aggregate, interfere materially with the performance of your duties or obligations to the Company. You agree to comply with the Company’s policies and rules, including those policies located in the Company’s Team Member Handbook (and applicable State Supplement) and in the Company’s Code of Business Conduct and Ethics, as they may be in effect from time to time during your Employment.
(c)No Conflicting Obligations. You represent and warrant to the Company that you are under no obligations or commitments, whether contractual or otherwise, that are inconsistent with your obligations under this Agreement. In connection with your Employment, you shall not use or disclose any trade secrets or other proprietary information or intellectual property in which you or any other person has any right, title or interest and your Employment will not infringe or violate the rights of any other person. You represent and warrant to the Company that you have returned all property and confidential information belonging to any prior employer.
(d)Commencement Date. You will commence full-time Employment as CFO as soon as reasonably practicable and in no event later than July 10, 2023 (the date you commence Employment, being your “Start Date”).
2.Cash and Other Compensation.
(a)Salary. The Company shall pay you as compensation for your services an initial base salary at a gross annual rate of $650,000. Your annual base salary will be subject to review and adjustment based upon the Company’s normal performance review practices. Your base salary shall be payable in accordance with the Company’s standard payroll procedures. The annual base salary specified in this subsection, together with any modifications, is referred to in this Agreement as “Base Salary.”
(b)Signing Bonus. As a special incentive to join the Company, you will receive a one-time signing bonus in the gross amount of $650,000 (the “Signing Bonus”), less applicable payroll withholdings and deductions. One-half of the Signing Bonus will be paid within thirty (30) days following your commencement of Employment with the Company and the other half will be paid within thirty (30) days following the first anniversary of the Start Date, subject in each case to your remaining in Employment through the applicable payment date. If your Employment with the Company is (A) terminated voluntarily by you other than for Good Reason (as defined below), (B) terminated as a result of your death or Disability (as defined in Section 2.10 of the Policy), or (C) terminated by the Company for Cause (as defined in Section 2.3 of the Policy), in any case, prior to the first anniversary of your Start Date, you will be required to repay to the Company a pro rata portion (based upon the number of months actually worked by you) of the gross amount of the first one-half of the Signing Bonus within ninety (90) days of the end of your Employment. For the purposes of this subsection, the pro rata portion of the Signing Bonus that you will be required to repay will be equal to (i) twelve (12) minus the number of full months you worked prior to your termination, divided by twelve (12), multiplied by (ii) the one-half of the gross amount of your total Signing Bonus.
(c)Equity Compensation.
(1) New Hire Grant. Subject to approval by the Compensation Committee of the Board (the “Committee”), the Company will grant you restricted stock units covering shares of the Company’s Class A Common Stock (the “RSUs”) with a grant date value of approximately $10,800,000, as follows (the “New Hire Grant Value”). The number of RSUs subject to your award, if approved, will be calculated by dividing the New Hire Grant Value by the 20-trading day trailing average closing price of a share of the Company’s Class A Common Stock, ending on the last trading day preceding the Monday of the week of the Start Date, rounded to the nearest whole RSU, as determined by the Committee or its delegate. 1/12th of the total number of RSUs shall vest on the first quarterly vesting date (set at February 20, May 20, August 20 and November 20 of each year) (“Quarterly Vesting Dates”) that occurs after you complete three (3) months of continuous service and, 1/12th of the total number of RSUs shall vest on each Quarterly Vesting Date thereafter, in all cases, subject to your continuous service with the Company or its subsidiaries or affiliates from the grant date through the applicable Quarterly Vesting Date.
(2) Performance-Based Grant. Subject to approval by the Committee, the Company will grant you performance-based restricted stock units covering shares of the Company’s Class A Common Stock with a grant date value of approximately $7,200,000 (the awards being “PSUs”). Such PSUs will vest based on your continuous service and the extent to which performance goals approved by the Committee are achieved. Subject to the approval by the Committee, such performance goals will relate to achievement of specified levels of stock prices of Lyft’s Class A Common Stock on terms and conditions substantially similar to the performance-based restricted stock units granted to other members of Lyft’s executive leadership team in April 2023 (excluding the CEO). The number of PSUs will be determined using the Company’s standard methodology approved by the Committee applicable to converting grant date value into a number of PSUs.
(3) Additional Grants. Starting in 2024, you will be eligible to be considered for additional grants based on your continued Employment in good standing with the Company, and at the sole discretion of the Committee.
(4) Other Grant Terms. Any grants described above or that the Company otherwise awards to you will be subject to all of the terms and conditions of the Company’s 2019 Equity Incentive Plan (as may be amended by the Committee, or any successor plan thereto or other Company equity incentive plan) and the applicable form(s) of award agreement approved by the Committee (collectively, the “Equity Agreements”). No right to any stock is earned or accrued until such time that the award vests, and the grant does not confer any right to continued vesting or Employment.
(d)PTO and Employee Benefits. You will be an exempt team member at Lyft. Exempt team members are provided with unlimited Paid Time Off (“PTO”). This means the Company will not track the amount of time you take off, and you can take as much time as you need, subject to approval from the CEO, as long as doing so does not interfere with your work. During your Employment, you generally will be eligible to participate in the same employee benefit plans as other U.S.-based similarly situated senior executives of Lyft. During your Employment, you will receive indemnification and liability insurance coverage on terms substantially similar to other U.S.-based similarly situated senior executives of Lyft. The Company, in its discretion, may amend or terminate the programs and arrangements described in this Section 2(d) from time to time.

(e)Severance and Change in Control Benefits. You will be eligible to participate in the Company’s Executive Change in Control and Severance Plan (the “Policy”), attached as Attachment A to this Agreement based on your senior position within the Company. As a participant in the Policy, you will be eligible to receive severance payments and benefits upon certain qualifying terminations of your Employment as set forth in Attachment A of this Agreement (the “Participation Terms”), subject to the terms and conditions of the Policy. By signing this Agreement, you agree that this Agreement, the Policy (as it may be amended or terminated from time to time in accordance with its terms), and the Participation Terms constitute the entire agreement between you and the Company regarding the subject matter of this paragraph and supersede in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied).
3.Business Expenses. The Company will reimburse you for your necessary and reasonable business expenses incurred in connection with your duties hereunder upon presentation of an itemized account and appropriate supporting documentation, as provided in the Company’s generally applicable policies from time to time.
4.Termination.
(a)Employment at Will. Your Employment shall be “at will,” meaning that either you or the Company shall be entitled to terminate your Employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between you and the Company on the “at-will” nature of your Employment, which may only be changed in an express written agreement approved by the Board and signed by you and an authorized officer or director of the Company (other than you). If your position as a Service Provider (as defined in the Equity Agreements) is terminated for any reason, you automatically will be deemed to have resigned from all positions that you hold with the Company and its affiliates, unless requested otherwise in writing by the Company. You will cooperate with the Company in documenting such resignation(s) and will promptly complete and return to the Company all documents reasonably specified by the Company for such purpose.
(b)Rights Upon Termination. Except in accordance with the Policy, upon the termination of your Employment, you shall only be entitled to the compensation and benefits earned and the reimbursements described in this Agreement for the period preceding the effective date of the termination.
5.Pre-Employment Conditions.
(a)Confidentiality Agreement. Your acceptance of this Agreement and commencement of Employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s Employee Invention Assignment and Confidentiality Agreement, a copy of which is Attachment B of this Agreement for your review and execution (the “Confidentiality Agreement”), prior to or on your Start Date.
(b)Arbitration Terms. Your acceptance of this Agreement and commencement of Employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s Arbitration Agreement, a copy of which is attached as Attachment C of this Agreement for your review and execution (the “Arbitration Agreement”) at the time you execute this Agreement.
(c)Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your Start Date, or our Employment relationship with you may be terminated.
(d)Verification of Information. This offer of Employment is also contingent upon the successful verification of the information you provided to the Company during your application process, as well as a comprehensive background check performed by the Company to confirm your suitability for Employment as CFO. By accepting this offer of Employment, you warrant that all information provided by you is true and correct to the best of your knowledge, you agree to execute any and all documentation necessary for the Company to conduct a background check and you expressly release the Company from any claim or cause of action arising out of the Company’s verification of such information.
6.Successors.
(a)Company’s Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business or assets that becomes bound by this Agreement.
(b)Your Successors. None of your rights to receive any compensation and benefits under this Agreement may be assigned or transferred except (following your death) by will or the laws of descent and distribution.
7.Miscellaneous Provisions.
(a)Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid, or when sent by a prominent U.S.-based delivery service with proof of delivery or signature of receipt. In your case, written notices shall be addressed to you at the home address that you most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.
(b)Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is approved by the Board and agreed to in writing and signed by you and by an authorized officer of the Company or Board member (in any case, other than you). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(c)Whole Agreement. This Agreement, the Policy, the Participation Terms, the Confidentiality Agreement, the Arbitration Agreement, and the Equity Agreements contain the entire understanding of the parties with respect to the subject matter hereof, and they supersede all prior negotiations, representations or agreements between you and the Company, except as specifically noted herein. This Agreement may be modified only in a written document approved by the Board and signed by you and by an authorized officer or director of the Company (other than you). The provisions of this Agreement shall survive the termination of Executive’s Employment for any reason to the extent necessary to enable the parties to enforce their respective rights under this Agreement.
(d)Withholding Taxes. All payments and benefits under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law. The Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities.
(e)Section 409A. The Company intends for all payments and benefits under this Agreement to comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and any guidance promulgated thereunder (“Section 409A”) so that you will not be subject to an additional tax under Section 409A on any payments or benefits under this Agreement, and any ambiguities or ambiguous terms herein will be interpreted to so comply or be exempt. To the extent necessary to comply with or be exempt from Section 409A, references to the termination of your Employment or similar phrases will mean your “separation from service” within the meaning of Section 409A. In no event will you have discretion to determine the taxable year in which you receive any payments or benefits. Notwithstanding the foregoing, all or a portion of the severance payments and/or benefits will be delayed until the date that is six (6) months and one (1) day following your termination of Employment if and to the extent necessary to avoid subjecting you to an additional tax under Section 409A on any such benefits. Each benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. Any benefit payable upon a termination of Employment, to the extent necessary to comply with or be exempt from Section 409A, will not be paid or otherwise provided until you have a “separation from service” within the meaning of Section 409A. You and the Company agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions that are necessary, appropriate or desirable to avoid subjecting you to an additional tax or income recognition under Section 409A prior to actual payment of any payments and benefits under this Agreement, as applicable. In no event will the Company have any obligation to reimburse or indemnify you or hold you harmless for any taxes imposed or other costs incurred in connection with Section 409A.
(f)Compensation Recoupment. All amounts payable to you as described or referenced in this Agreement will be subject to recoupment pursuant to the Company’s current compensation clawback or recoupment policy (if any) and any additional compensation clawback or recoupment policy or amendments to the current policy adopted by the Board or as required by law that applies on substantially the same terms to all other U.S.-based executive officers of the Company (except as required by statute or regulation). No recovery of compensation under such a clawback or recoupment policy will be an event giving rise to a right to resign for “Good Reason” (or similar concept) or constitute a termination without “Cause” under this Agreement.

(g)Choice of Law and Severability. This Agreement shall be interpreted in accordance with the laws of the State of California without giving effect to California’s provisions governing the choice of law. If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any applicable jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect. If any provision of this Agreement is rendered illegal by any present or future statute, law, ordinance or regulation (collectively, the “Law”) then that provision shall be curtailed or limited only to the minimum extent necessary to bring the provision into compliance with the Law. All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.
(h)No Assignment. This Agreement and all of your rights and obligations hereunder are personal to you and may not be transferred or assigned by you at any time, other than as provided in Section 6(b). The Company may assign its rights under this Agreement to any entity that assumes the Company’s obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company’s assets to such entity.
(i)Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

We are all delighted to be able to extend you this offer and look forward to working with you. To accept the Company’s offer, please sign and date this Agreement in the space provided below and return it to me, along with a signed and dated original copy of the Participation Agreement, the Confidentiality Agreement and Arbitration Agreement, on or before 8 p.m. Pacific time on May 15, 2023.

Very truly yours,

LYFT, INC.
By: /s/ John David Risher
Name: John David Risher
Title: Chief Executive Officer

ACCEPTED AND AGREED:
Erin Brewer
/s/ Erin Brewer
May 15, 2023

Attachment A: Executive Change in Control and Severance Plan & Participation Agreement
Attachment B: Confidentiality Agreement
Attachment C: Arbitration Agreement

ATTACHMENT A
EXECUTIVE CHANGE IN CONTROL AND SEVERANCE PLAN & PARTICIPATION AGREEMENT
(See Attached)

LYFT, INC.
EXECUTIVE CHANGE IN CONTROL AND SEVERANCE PLAN AND SUMMARY PLAN DESCRIPTION
1.Introduction. The purpose of this Lyft, Inc. Executive Change in Control and Severance Plan is to provide assurances of specified benefits to certain employees of the Company whose employment is subject to being involuntarily terminated other than for death, Disability, or Cause or voluntarily terminated for Good Reason under the circumstances described in the Plan (as defined below). This Plan is an “employee welfare benefit plan,” as defined in Section 3(1) of ERISA. This document constitutes both the written instrument under which the Plan is maintained and the required summary plan description for the Plan.
2.Important Terms. The following words and phrases, when the initial letter of the term is capitalized, will have the meanings set forth in this Section 2, unless a different meaning is plainly required by the context:
2.1 “Administrator” means the Company, acting through the Compensation Committee or another duly constituted committee of members of the Board, or any person to whom the Administrator has delegated any authority or responsibility with respect to the Plan pursuant to Section 11, but only to the extent of such delegation.
2.2 “Board” means the Board of Directors of the Company.
2.3 “Cause” means, with respect to a Participant:
(a)any willful, material violation by the Participant of any law or regulation applicable to the business of the Company;
(b)the Participant’s conviction for, or plea of no contest to, a felony or a crime involving moral turpitude;
(c)commission of an act of personal dishonesty that is intended to result in the substantial personal enrichment of the Participant (excluding inadvertent acts that are promptly cured following notice);
(d)a continued material failure or failures by the Participant to perform the Participant’s lawful and reasonable duties of employment (including, but not limited to, compliance with material written policies of the Company and material written agreements with the Company), which violations are demonstrably willful and deliberate on the Participant’s part (but only after the Company has delivered a written demand for performance to the Participant that describes the basis for the Company’s belief that the Participant has committed material violations and the Participant has not cured within a period of 15 days following notice);
(e)a Participant’s willful failure (other than due to physical incapacity)

to reasonably cooperate with any audit or investigation by a governmental authority or the Company of the Company’s business or financial conditions or practices that continues after written notice from the Board and at least fifteen (15) days to cure;
(f)any other willful misconduct or gross negligence by the Participant that is materially injurious to the financial condition or business reputation of the Company;
(g)a material breach of any of the Participant’s fiduciary duties to the
Company;
(h)Participant’s failure to reasonably cooperate in any audit or investigation of the business or financial practices of the Company; or
(i)Participant substantially abusing alcohol, drugs, or similar substances, or Participant engaging in other conduct or activities, provided that such abuse or engagement results or is reasonably likely to result in negative publicity or public disrespect, contempt or ridicule of the Company or Participant that the Company reasonably believes will have a demonstrably injurious effect on the Company’s reputation or business or Participant’s ability to perform Participant’s duties, but excluding conduct or activities undertaken in good faith by Participant in the ordinary course of Participant performing Participant’s duties with the Company.
2.4 “Change in Control” means the occurrence of any of the following events:
(a)Change in Ownership of the Company. A change in the ownership of the Company that occurs on the date that any one person, or more than one person acting as a group (“Person”) acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, (i) the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control and (ii) any acquisition of additional stock by the Founders and/or their Permitted Entities (each as defined in the Company’s certificate of incorporation, as amended from time to time (the “COI”)) as a result of a Permitted Transfer (as defined in the COI) or from the Company in a transaction or issuance (including pursuant to Equity Awards) approved by the Board or a committee thereof, that results in such parties owning more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control. Further, if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of fifty percent (50%) or more of the total voting power of the stock of the Company or of the ultimate parent entity of the Company, such event shall not be considered a Change in Control under this subsection (a). For this purpose, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities. For the avoidance of doubt, increases in the percentage of total voting power owned by the Founders and/or their Permitted Entities resulting solely from a decrease in the number of shares of stock of the Company outstanding shall not constitute an acquisition that creates a Change in Control under this subsection (a); or
(b)Change in Effective Control of the Company. If the Company has a class of securities registered pursuant to Section 12 of the Exchange Act, a change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period with individuals whose appointment or election to the Board is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (b), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or
(c)Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (c), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets:
(i) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (ii) a transfer of assets by the Company to: (A) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (B) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (C) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (iv) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (c)(ii)(C). For purposes of this subsection (c), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
For purposes of this Section 2.4, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.
Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its primary purpose is to change the jurisdiction of the Company’s incorporation, or (ii) its primary purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.
2.5 “Change in Control Period” means the time period beginning on the date that is 3 months prior to a Change in Control and ending on the date that is 12 months following a Change in Control.
2.6 “Code” means the Internal Revenue Code of 1986, as amended.
2.7 “Company” means Lyft, Inc., a Delaware corporation, and any successor that assumes the obligations of the Company under the Plan, by way of merger, acquisition, consolidation or other transaction.
2.8 “Compensation Committee” means the Compensation Committee of the Board.
2.9 “Director” means a member of the Board who is not an employee of the Company. Directors are not eligible for Severance Benefits.
2.10 “Disability” shall mean, with respect to a Participant, “Disability” as defined in the Company’s long-term disability plan or policy then in effect with respect to that Participant, as such plan or policy may be in effect from time to time, and, if there is no such plan or policy, a total and permanent disability as defined in Code Section 22(e)(3).
2.11 “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
2.12 “Equity Awards” means a Participant’s outstanding stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance stock units and any other Company equity compensation awards.
2.13 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
2.14 “Good Reason” shall mean the occurrence of one or more of the following (through a single action or series of actions) without the Participant’s written consent:
(a) (A) outside of a Change in Control Period, the assignment to the Participant of any duties or responsibilities that are inconsistent with the Participant’s education and professional experience, and (B) during a Change in Control Period, the assignment to the Participant of any authority, duties or responsibilities or the reduction of the Participant’s authority, duties or responsibilities, either of which results in a material diminution in the Participant’s authority, duties or responsibilities at the Company as in effect immediately prior to the Change in Control Period, unless Participant is provided with a comparable position (i.e., a position of equal or greater organizational level, duties, authority and status);

(b) a material reduction by the Company in the Participant’s annual base salary (or, following a Change in Control, annual base salary or target annual bonus) other than a one-time reduction of 15% or less that is applicable to substantially all other similarly-situated executives;
(c) during a Change in Control Period, a non-temporary relocation of the Participant’s principal work location office to a location that increases the Participant’s one way commute from the Participant’s principal residence by more than 50 miles as compared to the principal location at which the Participant performs duties as of immediately prior to the beginning of the Change in Control Period; or
(d) a material breach by the Company of any material written agreement with the Participant.
An event or action will not constitute Good Reason unless (1) the Participant gives the Company written notice within 60 days after the Participant knows or should know of the initial existence of such event or action, (2) such event or action is not reversed, remedied or cured, as the case may be, by the Company as soon as possible but in no event later than 30 days of receiving such written notice from the Participant, and (3) the Participant terminates employment within 60 days following the end of the cure period.
2.15 “Involuntary Termination” shall mean (a) a Participant terminates his or her employment with the Company (or any parent or subsidiary of the Company) for Good Reason, or (b) the Company (or any parent or subsidiary of the Company) terminates the Participant’s employment for a reason other than Cause, the Participant’s death or Disability.
2.16 “Participant” means an employee of the Company or of any subsidiary of the Company who (a) has been designated by the Administrator to participate in the Plan either by position or by name and (b) has timely and properly executed and delivered a Participation Agreement to the Company. Participants serving as the Company’s Chief Executive Officer or President are referred to herein as a “Level 1 Participant” and Participants serving as other than the Company’s Chief Executive Officer or President are referred to herein as a “Level 2 Participant.”
2.17 “Participation Agreement” means the individual agreement (as will be provided in separate cover as Appendix A) provided by the Administrator to a Participant under the Plan, which has been signed and accepted by the Participant.
2.18 “Plan” means the Lyft, Inc. Executive Change in Control and Severance Plan, as set forth in this document, and as hereafter amended from time to time.
2.19 “Section 409A Limit” means 2 times the lesser of: (i) the Participant’s annualized compensation based upon the annual rate of pay paid to the Participant during the Participant’s taxable year preceding the Participant’s taxable year of the Participant’s termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Participant’s employment is terminated.
2.20 “Severance Benefits” means the compensation and other benefits that the Participant will be provided in the circumstances described in Section 4.
3.Eligibility for Severance Benefits. A Participant is eligible for Severance Benefits, as described in Section 4, only if he or she experiences an Involuntary Termination. A Director is not eligible for Severance Benefits.
4.Involuntary Termination. Upon an Involuntary Termination, then, subject to the Participant’s compliance with Section 6, the Participant will be eligible to receive the following Severance Benefits as described in Participant’s Participation Agreement, subject to the terms and conditions of the Plan and the Participant’s Participation Agreement:
4.1 Cash Severance Benefits. Severance equal to the amount set forth in the Participant’s Participation Agreement and payable in cash in a lump sum in accordance with the terms and conditions of this Plan, including without limitation Section 7 hereof.
4.2 Continued Medical Benefits. If the Participant, and any spouse and/or dependents of the Participant (“Family Members”) has or have coverage on the date of the Participant’s Involuntary Termination under a group health plan sponsored by the Company, the total applicable premium cost for continued group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) during the period of time following the Participant’s employment termination, as set forth in the Participant’s Participation Agreement, regardless of whether the Participant elects COBRA continuation coverage for Participant and his Family Members (the “COBRA Severance”). The COBRA Severance will be paid in a lump sum payment equal to the monthly COBRA premium (on an after-tax basis) that the Participant would be required to pay to continue the group health coverage in effect on the date of the Participant’s termination of employment (which amount will be based on the premium for the first month of COBRA coverage), multiplied by the number of months in the period of time set forth in the Participant’s Participation Agreement following the termination. Furthermore, for any Participant who, due to non-U.S. local law considerations, is covered by a health plan that is not subject to COBRA, the Company may (in its discretion) instead provide cash or continued coverage in a manner intended to replicate the benefits of this Section 4.2 and to comply with applicable local law considerations.
4.3 Equity Award Vesting Acceleration Benefit. If and to the extent specifically provided in the Participant’s Participation Agreement, all or a portion of Participant’s Equity Awards will vest and, to the extent applicable, become immediately exercisable.

5.Limitation on Payments. In the event that the severance and other benefits provided for in this Plan or otherwise payable to a Participant (i) constitute “parachute payments” within the meaning of Section 280G of the Code (“280G Payments”), and (ii) but for this Section 5, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the 280G Payments will be either:
(a)delivered in full, or
(b)delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Participant on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. If a reduction in the 280G Payments is necessary so that no portion of such benefits are subject to the Excise Tax, reduction will occur in the following order: (i) cancellation of awards granted “contingent on a change in ownership or control” (within the meaning of Code Section 280G); (ii) a pro rata reduction of (A) cash payments that are subject to Section 409A as deferred compensation and (B) cash payments not subject to Section 409A of the Code; (iii) a pro rata reduction of (A) employee benefits that are subject to Section 409A as deferred compensation and (B) employee benefits not subject to Section 409A; and (iv) a pro rata cancellation of (A) accelerated vesting equity awards that are subject to Section 409A as deferred compensation and (B) equity awards not subject to Section 409A. In the event that acceleration of vesting of equity awards is to be cancelled, such acceleration of vesting will be cancelled in the reverse order of the date of grant of a Participant’s equity awards.
Unless Participant and the Company otherwise agree in writing, any determination required under this Section 5 will be made in writing by the Company’s independent public accountants immediately prior to the Change in Control or such other person or entity to which the parties mutually agree (the “Firm”), whose determination will be conclusive and binding upon Participant and the Company. For purposes of making the calculations required by this Section 5 the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. Participant and the Company will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section 5.
The Company will bear all costs the Firm may incur in connection with any calculations contemplated by this Section 5.
6.Conditions to Receipt of Severance.
6.1 Release Agreement. As a condition to receiving the Severance Benefits, each Participant will be required to sign and not revoke a separation and release of claims agreement in a form reasonably satisfactory to the Company (the “Release”). In all cases, the Release must become effective and irrevocable no later than the 60th day following the Participant’s Involuntary Termination (the “Release

Deadline Date”). If the Release does not become effective and irrevocable by the Release Deadline Date, the Participant will forfeit any right to the Severance Benefits. In no event will the Severance Benefits be paid or provided until the Release becomes effective and irrevocable.
6.2 Confidential Information. A Participant’s receipt of Severance Benefits will be subject to the Participant continuing to comply with the terms of any employee invention assignment and confidentiality agreement and such other appropriate agreement between the Participant and the Company.
6.3 Non-Solicitation. As a condition to receiving Severance Benefits under this Plan, the Participant agrees that the Participant will not solicit any employee of the Company or any of its subsidiaries for employment other than at the Company or any of its subsidiaries for twelve (12) months following his or her termination.
6.4 Non-Disparagement. As a condition to receiving Severance Benefits under this Plan during the Participant’s employment with the Company and for twelve (12) months following his or her termination, the Participant will not knowingly and materially disparage, libel, slander, or otherwise make any materially derogatory statements regarding the Company or any of its officers or directors. Notwithstanding the foregoing, nothing contained in the Plan will be deemed to restrict the Participant from providing information to any governmental, administrative, judicial, legislative, or regulatory agency or body (or in any way limit the content of any such information) to the extent the Participant is required to provide such information pursuant to a subpoena, or upon written request from an administrative agency or the legislature, or as otherwise required by applicable law or regulation, or in accordance with any governmental investigation or audit relating to the Company. Similarly, nothing in this Plan is intended to limit a Participant’s rights as an employee to discuss the terms, wages, and working conditions of Participant’s employment, including any rights a Participant may have under Section 7 of the National Labor Relations Act, nor to deny a Participant the right to disclose information pertaining to sexual harassment or any unlawful or potentially unlawful conduct, as protected by applicable law.
6.5 Other Requirements. Severance Benefits under this Plan shall terminate immediately for a Participant if such Participant, at any time, violates any such agreement and/or the provisions of this Section 6.
7.Timing of Severance Benefits. Provided that the Release becomes effective and irrevocable by the Release Deadline Date and subject to Section 9, the Severance Benefits will be paid, or in the case of installments, will commence, on the first Company payroll date following the Release Deadline Date (such payment date, the “Severance Start Date”), and any Severance Benefits otherwise payable to the Participant during the period immediately following the Participant’s termination of employment with the Company through the Severance Start Date will be paid in a lump sum to the Participant on the Severance Start Date, with any remaining payments to be made as provided in this Plan and the Participant’s Participation Agreement.

8.Exclusive Benefit. Unless otherwise provided for by the Administrator in a Participant’s Participation Agreement, the benefits, if any, provided under this Plan will be the exclusive benefits for a Participant related to his or her termination of employment with the Company and/or a change in control of the Company and will supersede and replace any severance and/or change in control benefits set forth in any offer letter, employment or severance agreement and/or other agreement between the Participant and the Company, including any equity award agreement. For the avoidance of doubt, if a Participant was otherwise eligible to participate in any other Company severance and/or change in control plan (whether or not subject to ERISA), then participation in this Plan will supersede and replace eligibility in such other plan. Notwithstanding the foregoing, any provision in a Participant’s existing offer letter, employment agreement, and/or equity award agreement with the Company that provides for vesting of Participant’s restricted stock units upon a “Liquidity Event” (as defined in the letter and/or agreement) or such other similar term as set forth therein, or vesting of a Participant’s equity awards upon a failure by an acquirer to assume the equity awards, will not be superseded by the Plan or the Participation Agreement, and will continue in full force and effect pursuant to its existing terms.
9.Section 409A.
9.1 Notwithstanding anything to the contrary in this Plan, no Severance Benefits to be paid or provided to a Participant, if any, under this Plan that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A of the Code, and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Payments”) will be paid or provided until the Participant has a “separation from service” within the meaning of Section 409A. Similarly, no Severance Benefits payable to a Participant, if any, under this Plan that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until the Participant has a “separation from service” within the meaning of Section 409A.
9.2 It is intended that none of the Severance Benefits will constitute Deferred Payments but rather will be exempt from Section 409A as a payment that would fall within the “short-term deferral period” as described in Section 9.3 below or resulting from an involuntary separation from service as described in Section 9.4 below. In no event will a Participant have discretion to determine the taxable year of payment of any Deferred Payment.
9.3 Notwithstanding anything to the contrary in this Plan, if a Participant is a “specified employee” within the meaning of Section 409A at the time of the Participant’s separation from service (other than due to death), then the Deferred Payments, if any, that are payable within the first 6 months following the Participant’s separation from service, will become payable on the date 6 months and 1 day following the date of the Participant’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, in the event of the Participant’s death following the Participant’s separation from service, but before the 6 month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of the Participant’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Plan is intended to constitute a separate payment under Section 1.409A-2(b)(2) of the Treasury Regulations.
9.4 Any amount paid under this Plan that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of this Section 9.
9.5 Any amount paid under this Plan that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A- 1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit will not constitute Deferred Payments for purposes of this Section 9.
9.6 The foregoing provisions are intended to comply with or be exempt from the requirements of Section 409A so that none of the Severance Benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be exempt. Notwithstanding anything to the contrary in the Plan, including but not limited to Sections 11 and 13, the Company reserves the right to amend the Plan as it deems necessary or advisable, in its sole discretion and without the consent of the Participants, to comply with Section 409A or to avoid income recognition under Section 409A prior to the actual payment of Severance Benefits or imposition of any additional tax. In no event will the Company reimburse a Participant for any taxes or other costs that may be imposed on the Participant as result of Section 409A.
10. Withholdings. The Company will withhold from any Severance Benefits all applicable U.S. federal, state, local and non-U.S. taxes required to be withheld and any other required payroll deductions.
11. Administration. The Company is the administrator of the Plan (within the meaning of section 3(16)(A) of ERISA). The Plan will be administered and interpreted by the Administrator (in his or her sole discretion). The Administrator is the “named fiduciary” of the Plan for purposes of ERISA and will be subject to the fiduciary standards of ERISA when acting in such capacity. Any decision made or other action taken by the Administrator with respect to the Plan, and any interpretation by the Administrator of any term or condition of the Plan, or any related document, will be conclusive and binding on all persons and be given the maximum possible deference allowed by law. In accordance with Section 2.1, the Administrator (a) may, in its sole discretion and on such terms and conditions as it may provide, delegate in writing to one or more officers of the Company all or any portion of its authority or responsibility with respect to the Plan, and (b) has the authority to act for the Company (in a non- fiduciary capacity) as to any matter pertaining to the Plan; provided, however, that any Plan amendment or termination or any other action that reasonably could be expected to increase materially the cost of the Plan must be approved by the Board.

12. Eligibility to Participate. To the extent that the Administrator has delegated administrative authority or responsibility to one or more officers of the Company in accordance with Sections 2.1 and 11, each such officer will not be excluded from participating in the Plan if otherwise eligible, but he or she is not entitled to act upon or make determinations regarding any matters pertaining specifically to his or her own benefit or eligibility under the Plan. The Administrator will act upon and make determinations regarding any matters pertaining specifically to the benefit or eligibility of each such officer under the Plan.
13. Amendment or Termination. The Company, by action of the Administrator, reserves the right to amend or terminate the Plan, any Participation Agreement issued pursuant to the Plan, or the benefits provided hereunder at any time, subject to the provisions of this Section 13. Any amendment or termination of the Plan will be in writing. Any amendment to the Plan that (1) causes an individual or group of individuals to cease to be a Participant, or (2) reduces or alters to the detriment of the Participant the Severance Benefits potentially payable to the Participant (including, without limitation, imposing additional conditions or modifying the timing of payment) (an amendment described in clause (1) and/or clause (2) being an “adverse amendment or termination”), will be effective only if it is approved by the Company and communicated to the affected individual(s) in writing more than 18 months before the effective date of the adverse amendment or termination. Once a Participant has incurred an Involuntary Termination, no amendment or termination of the Plan may, without that Participant’s written consent, reduce or alter to the detriment of the Participant, the Severance Benefits payable to the Participant. In addition and notwithstanding the preceding, beginning on the date that a Change in Control occurs, the Company may not, without a Participant’s written consent, amend or terminate the Plan in any way, nor take any other action under the Plan, which (i) prevents that Participant from becoming eligible for Severance Benefits, or (ii) reduces or alters to the detriment of the Participant the Severance Benefits payable, or potentially payable, to the Participant (including, without limitation, imposing additional conditions). The preceding sentence shall not apply to any amendment that otherwise both (x) would take effect before a Change in Control, and (y) meets the requirements of this Section 13 without regard to the preceding sentence. Any action of the Company in amending or terminating the Plan will be taken in a non-fiduciary capacity.
14. Claims and Appeals.
14.1Claims Procedure. Any employee or other person who believes he or she is entitled to any Severance Benefits may submit a claim in writing to the Administrator within 90 days of the earlier of (i) the date the claimant learned the amount of his or her Severance Benefits or (ii) the date the claimant learned that he or she will not be entitled to any Severance Benefits. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice also will describe any additional information needed to support the claim and the Plan’s procedures for appealing the denial. The denial notice will be provided within 90 days after the claim is received. If special circumstances require an extension of time (up to 90 days), written notice of the extension will be given within the initial 90 day period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision on the claim.
14.2Appeal Procedure. If the claimant’s claim is denied, the claimant (or his or her authorized representative) may apply in writing to the Administrator for a review of the decision denying the claim. Review must be requested within 60 days following the date the claimant received the written notice of their claim denial or else the claimant loses the right to review. The claimant (or representative) then has the right to review and obtain copies of all documents and other information relevant to the claim, upon request and at no charge, and to submit issues and comments in writing. The Administrator will provide written notice of its decision on review within 60 days after it receives a review request. If additional time (up to 60 days) is needed to review the request, the claimant (or representative) will be given written notice of the reason for the delay. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice also will include a statement that the claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to the claim and a statement regarding the claimant’s right to bring an action under Section 502(a) of ERISA.
15.Attorneys’ Fees. The parties shall each bear their own expenses, legal fees and other fees incurred in connection with this Plan.
16.Source of Payments. All payments under the Plan will be paid from the general funds of the Company; no separate fund will be established under the Plan, and the Plan will have no assets. No right of any person to receive any payment under the Plan will be any greater than the right of any other general unsecured creditor of the Company.
17.Inalienability. In no event may any current or former employee of the Company or any of its subsidiaries or affiliates sell, transfer, anticipate, assign or otherwise dispose of any right or interest under the Plan. At no time will any such right or interest be subject to the claims of creditors nor liable to attachment, execution or other legal process.
18.No Enlargement of Employment Rights. Neither the establishment or maintenance or amendment of the Plan, nor the making of any benefit payment hereunder, will be construed to confer upon any individual any right to continue to be an employee of the Company. The Plan in no way alters Participant’s at will employment arrangement with Company and Company expressly reserves the right to discharge any of its employees, including Participant, at any time, with or without cause. However, as described in the Plan, a Participant may be entitled to Severance Benefits depending upon the circumstances of his or her termination of employment.

19.Successors. Any successor to the Company of all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or other transaction) will assume the obligations under the Plan and agree expressly to perform the obligations under the Plan in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under the Plan, the term “Company” will include any successor to the Company’s business and/or assets which become bound by the terms of the Plan by operation of law, or otherwise.
20.Applicable Law. The provisions of the Plan will be construed, administered and enforced in accordance with ERISA and, to the extent applicable, the internal substantive laws of the state of California (but not its conflict of laws provisions).
21.Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.
22.Headings. Headings in this Plan document are for purposes of reference only and will not limit or otherwise affect the meaning hereof.
23.Indemnification. The Company hereby agrees to indemnify and hold harmless the officers and employees of the Company, and the members of its Board, from all losses, claims, costs or other liabilities arising from their acts or omissions in connection with the administration, amendment or termination of the Plan, to the maximum extent permitted by applicable law. This indemnity will cover all such liabilities, including judgments, settlements and costs of defense. The Company will provide this indemnity from its own funds to the extent that insurance does not cover such liabilities. This indemnity is in addition to and not in lieu of any other indemnity provided to such person by the Company.
24.Additional Information.

Plan Name:                Lyft, Inc. Executive Change in Control and
Severance Plan
Plan Sponsor:             Lyft, Inc.
185 Berry Street, Suite 400
San Francisco, California 94107
(844) 250-2773
Identification Numbers:     EIN: 20-8809830
PLAN: 502
Plan Year:         Company’s fiscal year
Plan Administrator:     Lyft, Inc.

Attention: Administrator of the Lyft, Inc.
Executive Change in Control and Severance
Plan
185 Berry Street, Suite 400
San Francisco, California 94107
(844) 250-2773
Agent for Service of     Lyft, Inc.
Legal Process:         Attention: General Counsel
185 Berry Street, Suite 400
San Francisco, California 94107
(844) 250-2773
Service of process also may be made upon the
Administrator.
Type of Plan         Severance Plan/Employee Welfare Benefit
Plan
Plan Costs     The cost of the Plan is paid by the Company.

25.Statement of ERISA Rights.
As a Participant under the Plan, you have certain rights and protections under ERISA:
(a)You may examine (without charge) all Plan documents, including any amendments and copies of all documents filed with the U.S. Department of Labor. These documents are available for your review upon written request to the Administrator.
(b)You may obtain copies of all Plan documents and other Plan information upon written request to the Administrator. A reasonable charge may be made for such copies.
In addition to creating rights for Participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan (called “fiduciaries”) have a duty to do so prudently and in the interests of you and the other Participants. No one, including the Company or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit under the Plan or exercising your rights under ERISA. If your claim for a severance benefit is denied, in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the denial of your claim reviewed. (The claim review procedure is explained in Section 14 above.)

Under ERISA, there are steps you can take to enforce the above rights. For example, if you request materials and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Administrator to provide the materials and to pay you up to $110 a day until you receive the materials, unless the materials were not sent due to reasons beyond the control of the Administrator. If you have a claim which is denied or ignored, in whole or in part, you may file suit in a federal court. If it should happen that you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court.
In any case, the court will decide who will pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds that your claim is frivolous.
If you have any questions regarding the Plan, please contact the Administrator. If you have any questions about this statement or about your rights under ERISA, you may contact the nearest area office of the Employee Benefits Security Administration (formerly the Pension and Welfare Benefits Administration), U.S. Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue,
N.W. Washington, D.C. 20210. You also may obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.
o 0 o

Appendix A

Lyft, Inc. Executive Change in Control and Severance Plan
Participation Agreement
Lyft, Inc. (the “Company”) is pleased to inform you, Erin Brewer, that you have been selected to participate in the Company’s Executive Change in Control and Severance Plan (the “Plan”) as a Participant.
A copy of the Plan was delivered to you with this Participation Agreement. Your participation in the Plan is subject to all of the terms and conditions of the Plan. The capitalized terms used but not defined herein will have the meanings ascribed to them in the Plan.
In order to actually become a participant in the Plan, you must complete and sign this Participation Agreement and return it to the Company no later than May 15, 2023.
The Plan describes in detail certain circumstances under which you may become eligible for Severance Benefits. As described more fully in the Plan, you may become eligible for certain Severance Benefits if you experience an Involuntary Termination.
1.Involuntary Termination Outside of Change in Control Period. Upon your Involuntary Termination occurring outside of the Change in Control Period, subject to the terms and conditions of the Plan, you will receive:
a.Cash Severance Benefits.
i.Base Salary. A lump-sum payment equal to 6 months of your annual base salary as in effect immediately prior to your Involuntary Termination (less applicable withholding taxes).
ii.Pro-Rated Target Bonus. A lump-sum payment equal to (A) your annual target bonus for the fiscal year in which your Involuntary Termination occurs multiplied by (B) a fraction, the numerator of which is the number of days between (and including) the start of the year in which your Involuntary Termination occurs and the date of your Involuntary Termination and the denominator of which is 365 (less applicable withholding taxes).
iii.Signing Bonus. A lump-sum payment equal to any portion of the signing bonus (the “Signing Bonus”) payable to you pursuant to the offer letter entered into between you and the Company, dated May 15, 2023 (the “Offer Letter”), which has not yet been paid to you as of the date of your Involuntary Termination (less applicable withholding taxes). For the avoidance of doubt, in the event of your Involuntary Termination, you will not be required to repay to the Company any portion of the Signing Bonus under the terms of the Offer Letter.
b.Continued Medical Benefits. A lump-sum payment equal to the cost of continued health coverage under COBRA, as described in Section 4.2 of the Plan, for a period of 6 months following the date of your Involuntary Termination (less applicable withholding taxes).
2.Involuntary Termination Within Change in Control Period. Upon your Involuntary Termination occurring within the Change in Control Period, subject to the terms and conditions of the Plan, you will receive:
a.Cash Severance Benefits.
(i)Base Salary. A lump-sum payment equal to 12 months of your annual base salary as in effect immediately prior to your Involuntary Termination (less applicable withholding taxes).
(ii)Pro-Rated Target Bonus. A lump-sum payment equal to (A) your annual target bonus for the fiscal year in which your Involuntary Termination occurs multiplied by (B) a fraction, the numerator of which is the number of days between (and including) the start of the year in which your Involuntary Termination occurs and the date of your Involuntary Termination and the denominator of which is 365 (less applicable withholding taxes).
(iii)Signing Bonus. A lump-sum payment equal to any portion of Signing Bonus, which has not yet been paid to you as of the date of your Involuntary Termination (less applicable withholding taxes). For the avoidance of doubt, in the event of your Involuntary Termination, you will not be required to repay to the Company any portion of the Signing Bonus under the terms of the Offer Letter.
b.COBRA Severance. A lump-sum payment equal to the cost of continued health coverage under COBRA, as described in Section 4.2 of the Plan, for a period of 12 months following the date of your Involuntary Termination (less applicable withholding taxes).
c.Equity Award Vesting Acceleration. 100% of your then-outstanding and unvested Equity Awards will become vested in full and, to the extent applicable, become immediately exercisable (it being understood that forfeiture of any equity awards due to termination of employment will be tolled to the extent necessary to implement this section (c)). If, however, an outstanding Equity Award is to vest and/or the amount of the award to vest is to be determined based on the achievement of performance criteria, then the Equity Award will vest as to 100% of the amount of the Equity Award assuming the performance criteria had been achieved at target levels for the relevant performance period(s), other than with respect to the award granted to you pursuant to the Offer Letter, which will be treated as provided in the applicable award agreement. For clarity, any performance-based Equity Award or portion thereof (other than any stock option or stock appreciation right award) that vests pursuant to the immediately preceding sentence will be paid in accordance with the award agreement governing the terms of such Equity Award.
3.Non-Duplication of Payment or Benefits: If (a) your Involuntary Termination occurs prior to a Change in Control that qualifies you for Severance Benefits under Section 1 of this Participation Agreement and (b) a Change in Control occurs within the 3-month period following your Involuntary Termination that qualifies you for the superior Severance Benefits under Section 2 of this Participation Agreement, then (i) you will cease receiving any further payments or benefits under Section 1 of this Participation Agreement and (ii) the Cash Severance Benefits, Continued Medical Benefits, and Equity Award Vesting Acceleration, as applicable, otherwise payable under Section 2 of this Participation Agreement each will be offset by the corresponding payments or benefits you already received under Section 1 of this Participation Agreement in connection your Involuntary Termination. In order to receive any Severance Benefits for which you otherwise become eligible under the Plan, you must sign and deliver to the Company the Release, which must have become effective and irrevocable within the requisite period, and otherwise comply with the requirements under Section 6 of the Plan.
4.Exclusive Benefit. In accordance with Section 8 of the Plan, the benefits, if any, provided under this Plan will be the exclusive benefits for a Participant related to his or her termination of employment with the Company and/or a change in control of the Company and will supersede and replace any severance and/or change in control benefits set forth in any offer letter, employment or severance agreement and/or other agreement between the Participant and the Company, including any equity award agreement. For the avoidance of doubt, if a Participant was otherwise eligible to participate in any other Company severance and/or change in control plan (whether or not subject to ERISA), then participation in this Plan will supersede and replace eligibility in such other plan. Notwithstanding the foregoing, any provision in your existing offer letter, employment agreement, and/or equity award agreement with the Company that provides for vesting of your restricted stock units upon a “Liquidity Event” (as defined in the letter and/or agreement), or such other similar term as set forth therein, will not be superseded by the Plan or the Participation Agreement, and will continue in full force and effect pursuant to its existing terms.
By your signature below, you and the Company agree that your participation in the Plan is governed by this Participation Agreement and the provisions of the Plan. Your signature below confirms that: (1) you have received a copy of the Executive Change in Control and Severance Plan and Summary Plan Description; (2) you have carefully read this Participation Agreement and the Executive Change in Control and Severance Plan and Summary Plan Description and you acknowledge and agree to its terms, including, but not limited to, Section 8 of the Executive Change in Control and Severance Plan and Summary Plan Description; (3) decisions and determinations by the Administrator under the Plan will be final and binding on you and your successors.

[Signature page follows]

LYFT, INC.     PARTICIPANT

Signature /s/ John David Risher         Signature /s/ Erin Brewer
John David Risher
Name Date May 15, 2023
Chief Executive Officer
Title

Attachment: Lyft, Inc. Executive Change in Control and Severance Plan and Summary Plan Description

[Signature page to the Participation Agreement]

ATTACHMENT B
CONFIDENTIALITY AGREEMENT
(See Attached)

EMPLOYEE INVENTION ASSIGNMENT AND
CONFIDENTIALITY AGREEMENT
In consideration of, and as a condition of my employment with Lyft, Inc., a Delaware corporation (the “Company”), my access to the Company’s relationships and confidential information described herein, and other good and valuable consideration, I hereby represent to, and agree with, the Company as follows:
1.Purpose of Agreement. I understand that the Company is engaged in a continuous program of research, development, production and marketing in connection with its business and that it is critical for the Company to preserve and protect its “Confidential Information” (as defined in Section 8 below), its rights in “Inventions” (as defined in Section 3 below) and in all related intellectual property rights. Accordingly, I am entering into this Employee Invention Assignment and Confidentiality Agreement (this “Agreement”) as a condition of my employment with the Company, whether or not I am expected to create inventions of value for the Company.
2.Inventions Retained and Licensed. I have attached hereto, as Exhibit A, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to my employment with the Company (collectively, “Prior Inventions”), which belong to me, which relate to the Company’s proposed business, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, I represent that there are no such Prior Inventions. If in the course of my employment with the Company, I incorporate, or permit to be incorporated, into a Company product, process or service a Prior Invention owned by me or in which I have an interest, I hereby grant to the Company a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or service, and to practice any method related thereto.
3.Disclosure of Inventions. I will promptly disclose in confidence to the Company all inventions, improvements, designs, original works of authorship, formulas, processes, computer software programs, databases, and trade secrets that I make or conceive or first reduce to practice or create, either alone or jointly with others, during the period of my employment, in the course of my employment, and whether or not patentable, copyrightable or protectable as trade secrets (the “Inventions”).
4.Work for Hire; Assignment of Inventions. I acknowledge and agree that any copyrightable works prepared by me within the scope of my employment are “works for hire” under the Copyright Act and other applicable law and that the Company will be considered the author and owner of such copyrightable works. I agree that all Inventions that (i) are developed using equipment, supplies, facilities or trade secrets of the Company, (ii) result from work performed by me for the Company, or (iii) relate to the Company’s business or actual or demonstrably anticipated research and development (the “Assigned Inventions”), are the sole and exclusive property of the Company. I do hereby assign, the Assigned Inventions to the Company.
5.Labor Code Section 2870 Notice. This is notice required by the states of California, Illinois, Kansas, Minnesota, and Washington, and any other such state requiring such notice, notifying employees in such states that they are not obligated to assign to the Company any rights in any invention that the employee developed entirely on his or her own time without using the Company’s equipment, supplies, facilities, material or trade secret information unless those inventions either (1) relate to the Company’s business or actual or demonstrably anticipated research or development of the Company at the time the invention was made, or (2) result from any work performed by the employee for the Company. Specifically, I have been notified and understand that the provisions of Sections 4 and 6 of this Agreement do not apply to any Assigned Invention that qualifies fully under the provisions of Section 2870 of the California Labor Code and similar laws. Section 2870 states as follows:
ANY PROVISION IN AN EMPLOYMENT AGREEMENT WHICH PROVIDES THAT AN EMPLOYEE SHALL ASSIGN, OR OFFER TO ASSIGN, ANY OF HIS OR HER RIGHTS IN AN INVENTION TO HIS OR HER EMPLOYER SHALL NOT APPLY TO AN INVENTION THAT THE EMPLOYEE DEVELOPED ENTIRELY ON HIS OR HER OWN TIME WITHOUT USING THE EMPLOYER’S EQUIPMENT, SUPPLIES, FACILITIES, OR TRADE SECRET INFORMATION EXCEPT FOR THOSE INVENTIONS THAT EITHER: (I) RELATE AT THE TIME OF CONCEPTION OR REDUCTION TO PRACTICE OF THE INVENTION TO THE EMPLOYER’S BUSINESS, OR ACTUAL OR DEMONSTRABLY ANTICIPATED RESEARCH OR DEVELOPMENT OF THE EMPLOYER; OR (2) RESULT FROM ANY WORK PERFORMED BY THE EMPLOYEE FOR THE EMPLOYER. TO THE EXTENT A PROVISION IN AN EMPLOYMENT AGREEMENT PURPORTS TO REQUIRE AN EMPLOYEE TO ASSIGN AN INVENTION OTHERWISE EXCLUDED FROM BEING REQUIRED TO BE ASSIGNED UNDER CALIFORNIA LABOR CODE SECTION 2870(a), THE PROVISION IS AGAINST THE PUBLIC POLICY OF THIS STATE AND IS UNENFORCEABLE.
6.Assignment of Other Rights. In addition to the foregoing assignment of Assigned Inventions to the Company, I do hereby irrevocably transfer and assign, to the Company: (i) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights, including but not limited to rights in databases, in any Assigned Inventions, along with any registrations of or applications to register such rights; and (ii) any and all “Moral Rights” (as defined below) that I may have in or with respect to any Assigned Inventions. I also hereby forever waive and agree never to assert any and all Moral Rights I may have in or with respect to any Assigned Inventions, even after termination of my work on behalf of the Company. “Moral Rights” mean any rights to claim authorship of or credit on an Assigned Inventions, to object to or prevent the modification or destruction of any Assigned Inventions, or to withdraw from circulation or control the publication or distribution of any Assigned Inventions, and any similar right, existing under judicial or statutory law of any country or subdivision thereof in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”
7.Assistance. I agree to assist the Company in every proper way to obtain for the Company and enforce patents, copyrights, mask work rights, trade secret rights and other legal protections for the Company’s Assigned Inventions in any and all countries. I will execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections. My obligations under this paragraph will continue beyond the termination of my employment with the Company, provided that the Company will compensate me at a reasonable rate after such termination for time or expenses actually spent by me at the Company’s request on such assistance. I appoint the Secretary of the Company as my attorney-in-fact to execute documents on my behalf for this purpose.
8.Confidential Information. I understand that during my employment by the Company I will receive access to non-public information of a confidential or secret nature that relates to the business of the Company or to the business of any parent, subsidiary, affiliate, customer or supplier of the Company or any other party with whom the Company agrees to hold information of such party in confidence, including, but not limited to, Assigned Inventions, trade secrets, marketing plans, market studies, product plans, business strategies, financial information, forecasts, personnel information, customer lists and data, domain names, information pertaining to the Company’s methods of operation, business plans, and financial, business or technical information (the “Confidential Information”). I understand that Confidential Information does not include information regarding my own pay and benefits, information as to the terms and conditions of employment, or information that is deemed not confidential under Section 7 of the National Labor Relations Act, and that nothing in this Agreement will be construed as restricting my right to engage in legally protected activities under applicable law, including participating in lawful government investigations.
9.Confidentiality. I agree that my employment by the Company creates a relationship of confidence and trust with respect to any Confidential Information that may be disclosed to me by the Company or a third party in connection with my employment by the Company. Accordingly, at all times, both during my employment and after its termination, I will keep and hold all such Confidential Information in strict confidence and trust until such Confidential Information becomes publicly and widely known and made generally available through no wrongful act of mine. I will not use or disclose any Confidential Information without the prior written consent of the Company until such Confidential Information becomes publicly and widely known and made generally available through no wrongful act of mine, except as may be necessary to perform my duties as an employee of the Company for the benefit of the Company. Notwithstanding the foregoing, I understand that this Agreement does not prevent me from revealing evidence of criminal wrongdoing or other violations of the law to law enforcement or any government agency, from divulging Confidential Information by order of court or agency of competent jurisdiction, or from making other disclosures that are protected under the provisions of applicable law or regulation.
10.Return of Company Property. Upon termination of my employment with the Company, I will immediately deliver to the Company all documents and materials of any nature pertaining to my work with the Company and all copies thereof in my possession, custody, or control, in all formats (whether tangible, electronic, or otherwise), and, upon Company request, I will execute a document confirming my agreement to honor my responsibilities contained in this Agreement. I will not take with me or retain any Company property, including any documents or materials or copies thereof containing any Confidential Information. Without limiting the foregoing, I further agree to provide the Company with access to any of my personal electronic devices, including computers and computer equipment, mobile devices, external storage devices, smart phones, tablets, and USB devices, that contain any Confidential Information or other

Company property in order to allow the Company to remove said property at time of termination. I agree that it is my express obligation to provide the Company with access to such personal electronic devices at my exit interview or before my last date of employment to accomplish the same.
11.No Breach of Prior Agreement. I represent that my performance of all the terms of this Agreement and my duties as an employee of the Company will not breach any invention assignment, proprietary information, confidentiality or similar agreement with any former employer or other party. I represent that I will not bring with me to the Company or use in the performance of my duties for the Company any documents or materials or intangibles of a former employer or third party that are not generally available to the public or have not been legally transferred to the Company.
12.Efforts; Duty of Loyalty. I understand that my employment with the Company requires my undivided attention and effort. As a result, during my employment, I will not, without the Company’s express written consent, engage in any other employment or business that (i) directly competes with the current or future business of the Company; (ii) uses any Company time, information, equipment, supplies, facilities, materials, or other Company property in connection with my work for the other employment or business; (iii) interferes with my work schedule or the performance of my duties as an employee of the Company; or (iv) otherwise conflicts with the Company’s business interest and causes a disruption of its operations. I further understand that if I violate this Agreement, including the restrictions in this Section 12, I will be subject to discipline, up to and including termination of employment.
I understand if I ever consider engaging in outside employment or work for an another business while still employed by the Company, but I am not sure if it complies with the rules and guidelines in this Agreement or other Company policies, I agree to contact the Company’s Conflicts Committee, who will review my request and determine whether the outside employment or work complies with this Agreement and Company policies.
13.Non-Solicitation of Employees/Consultants. During my employment with the Company and for a period of one (1) year thereafter, I will not directly or indirectly solicit away employees or consultants of the Company for my own benefit or for the benefit of any other person or entity. Notwithstanding the above, this provision is not intended to restrict communications addressed to the general public, such as advertising to fill open positions.
Additionally, the post termination restriction applies to employees who were employed during my employment with the Company.
14.Non-Solicitation of Customers/Suppliers. During my employment with the Company and for a period of one (1) year thereafter, I will not directly or indirectly solicit or otherwise take away customers or suppliers of the Company if, in so doing, I use or disclose any trade secrets of the Company. I agree that the non-public names and addresses of the Company’s customers and suppliers, and all other confidential information related to them, including their buying and selling habits and special needs, created or obtained by me during my employment, constitute trade secrets or confidential information.

15.Notification. I hereby authorize the Company to notify third parties, including, without limitation, customers and actual or potential employers, of the terms of this Agreement and my responsibilities hereunder, as well as any alleged breaches under the Agreement.
16.Obligation to Supply Information and Notify Third Parties To Ensure Protection of Company’s Confidential Information. In order to protect the Company’s trade secrets and confidential information from improper use and disclosure, I agree to certain notification procedures. I shall notify my future employers of the terms of this Agreement and my responsibilities contained therein for a period of two years after my employment with the Company is terminated for any reason, as specified below. I agree that, prior to the commencement of any new employment, I shall: 1) provide the Company with the name and address of my new employer; 2) provide the Company with a general and public job description of my duties for the new employer; and 3) furnish my new employer with a copy of this Agreement.
17.Certification and Exit Interview Requirement. I agree that upon the Company’s request at any time during my employment and for at least two years after my termination, I shall certify my compliance with this Agreement, by submitting to the Company, a statement under penalty of perjury, stating that I have fully complied and continue to comply with the restrictions contained in Agreement as applicable upon written request within 10 business days of such request. I also agree to make myself available for an exit interview with Company representative at the time of my departure from the Company.
18.Name & Likeness Rights. I hereby authorize the Company to use, reuse, and to grant others the right to use and reuse, my name, photograph, likeness (including caricature), voice, and biographical information, and any reproduction or simulation thereof, in any form of media or technology now known or hereafter developed (including, but not limited to, film, video and digital or other electronic media), both during and after my employment, for any purposes related to the Company’s business, such as marketing, advertising, credits, and presentations.
19.Injunctive Relief. I understand that in the event of a breach or threatened breach of this Agreement by me the Company may suffer irreparable harm and will therefore be entitled to injunctive relief to enforce this Agreement.
20.Governing Law; Severability. This Agreement will be governed by and construed in accordance with the laws of the state in which I resided at the time I executed this Agreement, without giving effect to its laws pertaining to conflict of laws. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement.
21.Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement.

22.Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.
23.Amendment and Waivers. This Agreement may be amended only by a written agreement executed by each of the parties hereto. No amendment of or waiver of, or modification of any obligation under this Agreement will be enforceable unless set forth in a writing signed by the party against which enforcement is sought. Any amendment effected in accordance with this section will be binding upon all parties hereto and each of their respective successors and assigns. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Agreement as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.
24.Successors and Assigns; Assignment. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. The Company may assign any of its rights and obligations under this Agreement. No other party to this Agreement may assign, whether voluntarily or by operation of law, any of its rights and obligations under this Agreement, except with the prior written consent of the Company.
25.Third Party Beneficiaries. I understand that this Agreement is intended to benefit each and every subsidiary, affiliate, or business unit of the Company and any successors or assigns of the Company and may be enforced by any such entity. I agree and intend to create a direct, consequential benefit to all such entities.
26.Non-Impairment of Statutory and Common Law. I understand and agree that nothing in this Agreement relieves me of any duties or obligations I have to the Company under statutory or common law, which include but are not limited to: fiduciary duties, the duty of loyalty, the duty not to tortiously interfere with business relationships, the duty not to engage in unfair competition, and the duty not to misappropriate any Company trade secrets. I further understand and agree that nothing in this Agreement prevents me from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that I have reason to believe is unlawful. I further understand and agree that nothing in this Agreement is intended to limit or restrict rights under applicable law, such as engaging in protected activity under the National Labor Relations Act or other applicable law, including discussing wages, hours, or working conditions.
27.Further Assurances. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.
28.“At Will” Employment. I understand that this Agreement does not constitute a contract of employment or obligate the Company to employ me for any stated period of time. I understand that I am an “at will” employee of the Company and that my employment can be terminated at any time, with or without notice and with or without cause, for any reason or for no reason, by either the Company or myself. I acknowledge that any statements or representations to the contrary are ineffective, unless put into a writing signed by the Company. I further acknowledge that my participation in any stock option or benefit program is not to be construed as any assurance of continuing employment for any particular period of time.
29.Notice of Immunity under the Defend Trade Secrets Act. Employee acknowledges and agrees that the Company has provided Employee with written notice below that the Defend Trade Secrets Act, 18 U.S.C. § 1833(b), provides an immunity for the disclosure of a trade secret to report a suspected violation of law and/or in an anti-retaliation lawsuit, as follows:
(1)IMMUNITY. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that:
(A)is made
i.in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and
ii.solely for the purpose of reporting or investigating a suspected violation of law; or
(B)is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
(2)USE OF TRADE SECRET INFORMATION IN ANTI-RETALIATION LAWSUIT.
An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual:
(A)files any document containing the trade secret under seal; and
(B)does not disclose the trade secret, except pursuant to court order.
30.Effective Date of Agreement. This Employee Invention Assignment and Confidentiality Agreement shall be effective as of the first day of my employment by the Company, which is July 10, 2023.

Lyft, Inc.:		Employee:

By:	/s/ John David Risher	/s/ Erin Brewer
Name:	John David Risher	Signature
Title	Chief Executive Officer	Erin Brewer
Name (Please Print)

EXHIBIT A
Prior
Inventions

ATTACHMENT C
ARBITRATION AGREEMENT
(See Attached)

MUTUAL ARBITRATION AGREEMENT

1.Disputes Subject To Arbitration
Lyft and I hereby agree that any and all claims, disputes or controversies between Lyft and me that arise out of or are related in any way to my employment relationship with Lyft (except those excluded below) shall be resolved by final and binding arbitration. For purposes of this Mutual Arbitration Agreement (the “Arbitration Agreement”), references to Lyft shall include Lyft, Inc., and/or any entity affiliated with or related to Lyft, Inc. (including their owners, officers, directors, managers, employees, agents, fiduciaries, administrators, affiliates, subsidiaries, parents, and all successors and assigns of any of them). This Arbitration Agreement is governed by the Federal Arbitration Act and survives after the Agreement terminates or my relationship with Lyft ends. Any arbitration under the Arbitration Agreement will take place on an individual basis; class arbitrations and class actions are not permitted. Lyft and I further expressly waive the right to a jury trial, and Lyft and I agree that the arbitrator's award will be final and binding on both parties.
This Arbitration Agreement is intended to be broadly interpreted. The types of disputes and claims covered by this Arbitration Agreement (referred to below as “Claims”) include, but are not limited to disputes over rights provided by federal, state, or local statutes, regulations, ordinances, and common law; claims related to salary, overtime, bonuses, vacation, paid time off, wages, meal and rest breaks, and any other form of compensation; claims for breach of contract, wrongful discharge, fraud, defamation, emotional distress, retaliation and breach of the implied covenant of good faith and fair dealing; and claims involving laws that prohibit discrimination and unlawful harassment based on any protected classification, including claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, and any state employment statutes, such as the California Fair Employment & Housing Act, and the California Labor Code.
2.Disputes Excluded From Arbitration
This Arbitration Agreement does not cover claims for disability and medical benefits under workers’ compensation laws or claims for unemployment benefits. Likewise, nothing in this Arbitration Agreement prohibits me from filing an administrative charge with the federal Equal Employment Opportunity Commission, U.S. Department of Labor, Securities Exchange Commission, National Labor Relations Board, the Office of Federal Contract Compliance Programs, the California Department of Fair Employment & Housing, or any other similar local, state, or federal agency, or from participating in any administrative agency investigation. Notwithstanding this Arbitration Provision, either Lyft or I may seek to obtain injunctive relief in court to avoid irreparable harm that might take place prior to the resolution of any arbitration.
3.Class Action/Collective Action Waiver
Lyft and I agree to bring any Claims in arbitration on an individual basis only, and not on a class or collective basis. Accordingly, neither I nor Lyft shall bring, nor shall the arbitrator preside over, any form of class or collective proceeding. In addition, unless all parties agree in writing otherwise, the arbitrator shall not consolidate or join the arbitrations of more than one employee. Neither I nor Lyft may seek, nor may the arbitrator award, any relief that is not individualized to the claimant or that affects other employees.
Notwithstanding any other provision of this Arbitration Agreement, the scope, applicability, enforceability, revocability or validity of this section may be resolved only by a court of competent jurisdiction and not by an arbitrator. If a court decides that applicable law does not permit the enforcement of any of this section’s limitations as to a particular claim for relief, then that claim (and only that claim) must be severed from the arbitration and may be brought in court.
4.Representative PAGA Waiver
To the fullest extent permitted by law, Lyft and I (1) agree not to bring a representative action on behalf of others under the Private Attorneys General Act of 2004 (“PAGA”), California Labor Code § 2698 et seq., in
any court or in arbitration, and (2) agree that for any claim brought on a private attorney general basis, including under the California PAGA, any such dispute shall be resolved in arbitration on an individual basis only (i.e., to resolve whether I have personally been aggrieved or subject to any violations of law), and that such an action may not be used to resolve the claims or rights of other individuals in a single or collective proceeding (i.e., to resolve whether other individuals have been aggrieved or subject to any violations of law) (collectively, “representative PAGA Waiver”). Notwithstanding any other provision of this Arbitration Agreement, the scope, applicability, enforceability, revocability or validity of this representative PAGA Waiver may be resolved only by a court of competent jurisdiction and not by an arbitrator.
If any provision of this representative PAGA Waiver is found to be unenforceable or unlawful for any reason: (i) the unenforceable provision shall be severed from this Arbitration Provision; (ii) severance of the unenforceable provision shall have no impact whatsoever on the Arbitration Agreement or the requirement that any remaining Claims be arbitrated on an individual basis pursuant to the Arbitration Provision; and (iii) any such representative PAGA claims or other representative private attorneys general act claims must be litigated in a court of competent jurisdiction and not in arbitration. To the extent that there are any Claims to be litigated in a court of competent jurisdiction because a court determines that the representative PAGA Waiver is unenforceable with respect to those Claims, the Parties agree that litigation of those Claims shall be stayed pending the outcome of any individual Claims in arbitration.
5.The Arbitration Process
Lyft and I agree that any dispute shall be addressed in the following manner: first, through good-faith negotiation between Lyft and me; second, through a voluntary mediation paid for by Lyft, if both parties agree to mediation, administered by a mediator approved by Lyft and me; and third, if still not resolved, by final, binding and confidential arbitration. The arbitration shall be administered by the American Arbitration Association (“AAA”) pursuant to its Employment Arbitration Rules & Mediation Procedures then in effect. I understand that copies of these rules are available to me at https://www.adr.org and that Lyft will provide me with copies upon my request. I acknowledge that I had a full and fair opportunity to read and review these rules to the extent that I wished before accepting this Arbitration Agreement.

Lyft and I agree that the procedures outlined in this Arbitration Agreement will be the exclusive means of resolution for any Claims covered by this Arbitration Agreement, whether such disputes are initiated by Lyft or by me.
Lyft and I agree that the arbitration will take place in (1) San Francisco, California, (2) if I elect, in the county in which I was employed with the company at the time that the dispute arose, or (3) at another location agreed to by the parties or if the parties cannot agree, at a location designated by the arbitrator as a location convenient to both parties.
As part of the arbitration, both Lyft and I will have the opportunity for reasonable discovery ofnon-privileged information that is relevant to the Claim. The arbitrator, in his or her sole discretion, may permit any discovery necessary to allow either party to have a fair opportunity to pursue that party’s claims and defenses.
6.Paying For The Arbitration
The AAA’s rules will govern the amount and allocation of fees for the arbitration, subject to the provisions of this section. Lyft will pay any costs that are unique to the arbitration process, including fees for the arbitrator’s time and use of an arbitration forum. I will pay any costs that I am required to pay under the AAA rules that would be imposed on me in a judicial forum, but in no event shall the AAA filing fee that I am responsible for paying exceed the filing fees that I would have paid if I had filed a complaint in a court of law having jurisdiction. I understand that I will be responsible for retaining my own attorney.
7.The Arbitration Award
The arbitrator shall have authority to award monetary damages and any and all other individualized remedies that would be available in court, and the arbitrator’s decision of whether or not to award such damages and remedies shall be based on the statute or common law upon which the arbitrated claim(s) is/are based. The arbitrator shall have authority to award to the prevailing party reasonable costs and attorneys’ fees incurred in either bringing or defending an action under this Agreement, to the extent such costs or fees would be recoverable under the law or statute giving rise to the claim(s) arbitrated.
The arbitrator will issue a written decision that memorializes the essential findings of fact and law and the conclusions upon which the arbitrator's decision and the award, if any, are based.
8.The Arbitration Initiation Procedure
To facilitate good-faith negotiations, I agree to send written notice to arbitrationnotice@lyft.com stating the nature of my claim in sufficient detail to advise Lyft of the nature of the dispute and the relief I request. I agree that I will provide Lyft with that notice at least 45 days before initiating any arbitration under this Arbitration Provision. Lyft agrees to do the same if it initiates any claim against me. I understand that the notice will be used to investigate the claim, so that Lyft and I can engage in good-faith negotiations to resolve it promptly.
9.The Arbitration Agreement Opt-Out Procedure
I acknowledge that I have the opportunity to opt out of this Arbitration Agreement. To do so, I must provide notice in writing to Lyft’s Legal Department (by email to arbitrationnotice@lyft.com or by postal mail to Legal Department, Attn: Employment Counsel; Lyft, Inc.; 185 Berry Street; Suite 5000, San Francisco, CA 94107) specifically stating that I do not wish to be bound by this Arbitration Agreement. I understand that such notice must be e-mailed or postmarked within thirty days (30 days) of my receipt of this Agreement in order to opt out. I understand that I will not be penalized in any manner for opting out of the Agreement.
10.Enforcement Of The Arbitration Agreement
This Arbitration Agreement is the full and complete agreement relating to the resolution of disputes between Lyft and me. In the event any portion of this Agreement is deemed unenforceable, the remainder of this Arbitration Agreement will be enforceable except as otherwise provided above.
************************************************************************************************************
My signature below indicates that I understand and agree to be legally bound by this Mutual Arbitration Agreement, including its waiver of jury trials and class, representative, and private attorney general actions.

Erin Brewer	/s/ Erin Brewer	May 15, 2023
Employee Name	Signature	Date

John David Risher	/s/ John David Risher	May 15, 2023
Lyft Representative Name	Signature	Date